Exhibit 5.1

March 18, 2010

The Board of Directors

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to Costco Wholesale Corporation, a Washington corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 10,285,714 shares (the “Shares”) of common stock, par value $.005 (the Common Stock), issuable by the Company under Fifth Restated 2002 Stock Incentive Plan (the “Plan”).

We have reviewed, among other things, the Company’s Articles of Incorporation and Bylaws, each as amended, the Plan and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Plan. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Plan has been duly authorized and, when issued pursuant to awards granted and exercised in accordance with the Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.

We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Davis Wright Tremaine LLP

DAVIS WRIGHT TREMAINE LLP